UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 11, 2013

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-35873	90-0907433
(Commission File Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000
Scottsdale, AZ	85251
(Address of principal executive offices)	(Zip Code)

(480) 840-8100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 16, 2013, Taylor Morrison Communities, Inc. and Monarch Communities Inc. (collectively the “Issuers”), wholly-owned subsidiaries of Taylor Morrison Home Corporation (the “Company”), completed the issuance of $550.0 million aggregate principal amount of 5.25% Senior Notes due 2021 (the “Notes”).

The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of April 16, 2013, by and among the Issuers, the guarantor parties thereto (collectively the “Guarantors”) and Wells Fargo Bank, National Association, as trustee, and are unsecured obligations of the Issuers. The Guarantors have issued guarantees (the “Guarantees”) of the Issuers’ obligations under the Notes and the Indenture on a senior unsecured basis. TMM Holdings Limited Partnership (“Holdings”) and Taylor Morrison Holdings, Inc. (“US Holdings”) are among the Guarantors.

The Notes will mature on April 15, 2021. Interest on the Notes will accrue at 5.25% per annum, paid semi-annually, in arrears, on April 15th and October 15th of each year, commencing October 15, 2013.

The Notes and the Guarantees are senior unsecured obligations of the Issuers and the Guarantors. The Notes and the Guarantees rank:

•	pari passu in right of payment with any senior indebtedness of the Issuers and the Guarantors;

•	senior in right of payment to any indebtedness of the Issuers and the Guarantors that is contractually subordinated to the Notes and the Guarantees;

•	effectively junior to any secured indebtedness of the Issuers and the Guarantors, to the extent of the value of the collateral securing such secured indebtedness; and

•	effectively junior to all obligations of the Holdings’ subsidiaries that are not Guarantors.

On or after April 15, 2016, the Issuers are entitled to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on April 15th of the years indicated below, subject to the rights of holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2016	103.928%
2017	102.625%
2018	101.313%
2019 and thereafter	100.000%

At any time prior to April 15, 2016, the Issuers may also redeem up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, in each case, at a redemption price equal to 105.250% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

In addition, at any time prior to April 15, 2016, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to the principal amount of the Notes, plus accrued and unpaid interest, if any, to but not including the redemption date, plus the applicable “make-whole” premium based on the applicable treasury rate plus 50 basis points.

Upon the occurrence of specified change of control events as defined in the Indenture, the Issuers must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

The Indenture contains covenants that, among other things, restrict the Issuers’ and U.S. Holdings’ ability and the ability of their restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock or make payments in respect of subordinated indebtedness;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from their restricted subsidiaries to the Issuers, U.S. Holdings or their restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of their assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. The Indenture contains affirmative covenants and events of default that are customary for Indentures governing high-yield debt securities.

The Notes and Guarantees are not subject to any registration rights agreement.

On April 11, 2013, the Issuers, the Guarantors and the representative for the initial purchasers of the Notes entered into a purchase agreement (the “Purchase Agreement”) with respect to the Notes. The Purchase Agreement contains customary representations, warranties, conditions, covenants and indemnities (including securities law indemnities for the benefit of the initial purchasers).

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

ITEM 8.01 OTHER EVENTS.

On April 11, 2013, the Company issued a press release that announced the proposed unregistered offering by the Issuers of $500.0 million aggregate principal amount of the Notes. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

On the same day, the Company issued a press release announcing that the Issuers had priced the unregistered offering of $550.0 million aggregate principal amount of the Notes. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press Release, dated April 11, 2013.

99.2	Press Release, dated April 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 17, 2013

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Vice President, Secretary and General Counsel